Exhibit 99.1

Press Release

Release Date: February 6, 2012	Contact: Thomas A. Vento -
at 8:30 a.m. EST	President
Joseph R. Corrato -
Executive Vice
President
(215) 755-1500

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES FIRST QUARTER
FISCAL 2012 RESULTS

Philadelphia, Pennsylvania (February 6, 2012) –Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq:PBIP), the “mid-tier” holding company for Prudential Savings Bank (the “Bank”), today reported net income of $404,000, or $0.04 per diluted share, for the quarter ended December 31, 2011 as compared to a net loss of $94,000, or $(0.01) per diluted share, for the quarter ended December 31, 2010.  The improved results primarily reflected the effect of the substantial decrease in the provision for loan losses.

Tom Vento, President and Chief Executive Officer, stated “Although we are reporting positive earnings for the quarter, we are continuing to experience challenges related to the weaknesses in our local real estate market and are implementing plans to resolve these credit issues.  We continue to be substantially in excess of the regulatory capital levels necessary to be considered ‘well-capitalized’ ”.

At December 31, 2011, the Company had total assets of $500.7 million, an increase of $1.2 million from $499.5 million at September 30, 2011.  The increase was primarily attributable to increases during the first quarter of fiscal 2012 of $12.1 million in cash and cash equivalents.  This increase was partially offset by a $9.5 million decrease in the investment and mortgage-backed securities portfolio as the proceeds from securities called during the first quarter had not been fully reinvested as of December 31, 2011 as we continue to manage our exposure to interest rate risk.

Total liabilities increased $643,000 to $442.7 million at December 31, 2011 from $442.1 million at September 30, 2011.  The increase was primarily the result of a $3.5 million increase in deposits substantially offset by a $2.4 million decrease in accrued interest related to certificates of deposit as interest on such deposits is generally distributed at the end of the calendar year.

Stockholders’ equity increased by $548,000 to $58.0 million at December 31, 2011.  The increase primarily reflected net income of $404,000 for the first quarter of fiscal 2012.

Net interest income decreased $162,000 or 4.5% to $3.5 million for the three months ended December 31, 2011 as compared to $3.6 million for the same period in 2010. The decrease was due to a $670,000 or 11.9% decrease in interest income partially offset by a $508,000, or 25.1% decrease in interest expense.  The decrease in interest income resulted from a 31 basis point decrease to 4.16% in the weighted average yield earned on interest-earning assets combined with a $27.4 million or 5.4% decrease in the average balance of interest-earning assets for the three months ended December 31, 2011, as compared to the same period in 2010.  The decrease in the weighted average yield earned was primarily due to the reinvestment of the proceeds from called investment securities at lower current market rates.  The decrease in interest expense resulted primarily from an 36 basis point decrease to 1.39% in the weighted average rate paid on interest-bearing liabilities, reflecting the continued repricing downward of interest-bearing liabilities during the year and a $27.7 million or 6.0% decrease in the average balance of interest-bearing liabilities, primarily in certificates of deposit, for the three months ended December 31, 2011, as compared to the same period in 2010.  The decline in the weighted average rate paid reflected the continued effect of the low interest rate environment on the Bank’s cost of funds as deposits, in particular, certificates of deposit, repriced downward.  The decrease in the average balance of certificates of deposit was also the primary cause for the decrease in interest-earning assets as funds were used to fund the deposit withdrawals.

For the quarter ended December 31, 2011, the net interest margin was 2.90%, as compared to 2.87% for the same period in 2010.  The increase in the net interest margin was primarily due to  a decrease in the cost of funds.

The Company established a provision for loan losses of $150,000 for the quarter ended December 31, 2011, compared to $580,000 for the same quarter in 2010.  The provision for the 2010 period was higher primarily due to the establishment of a specific allocation with respect to an 18-unit condominium project located in Philadelphia.   At December 31, 2011, the Company’s non-performing assets totaled $15.9 million or 3.2% of total assets as compared to $14.9 million or 3.0% at September 30, 2011.  Non-performing assets included $13.8 million in non-performing loans of which $11.4 million were one-to-four family residential loans, $1.8 million were construction and land development loans and $603,000 were commercial real estate loans.  Included in non-performing one-to-four family residential loans were $7.6 million in troubled debt restructurings which are performing in accordance with the revised contractual terms of the loans but that were placed on non-accrual at the time the restructuring was completed during the first quarter of fiscal 2011.  These troubled debt restructurings relate to a 133-unit completed condominium project in Philadelphia and consist of five loans.  Non-performing assets also included six one-to-four family residential real estate owned properties totaling $2.1 million.  During January 2012, a one-to-four family relationship totaling $963,000 that was a non-performing asset at December 31, 2011 was subsequently paid current and transferred to performing status.  The allowance for loan losses totaled $3.4 million, or 1.4% of total loans and 24.7% of non-performing loans at December 31, 2011.  The allowance for loan losses totaled $3.7 million, or 1.4% of total loans and 50.2% of non-performing loans at December 31, 2010.

Non-interest income amounted to $173,000 for the three months ended December 31, 2011, compared with $79,000 for the same period in 2010.  The improvement compared to the 2010 period was due to the reduced level of other than temporary impairment (“OTTI”) charges related to securities received in connection with the Company’s redemption in kind of its entire investment in a mutual fund. The decline in the amount of losses recognized between the 2010 and 2011 periods reflected the decline in the amount of the OTTI charges from $95,000 for the three months ended December 31, 2010 to $37,000 for the three months ended December 31, 2011 related to the non-agency mortgage-backed securities acquired as part of the redemption as the market for such securities stabilized in 2011.

For the quarter ended December 31, 2011, non-interest expense increased $59,000 compared to the same period in 2010.  The most significant components of the increase were expenses associated with professional services and salaries and employee benefits.  These increases were partially offset by decreases in FDIC deposit insurance.

The Company recognized income tax expense for the quarter ended December 31, 2011 of $221,000 compared to income tax expense of $416,000 for the three months ended December 31, 2010.  The decrease in income tax expense in the 2011 period was primarily attributable to a decrease in the valuation allowance related to a deferred tax asset associated with the capital loss carryforward created in connection with the redemption in kind referenced above.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At December 31,	At September 30,
	2011	2011
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$500,728	$499,537
Cash and cash equivalents	65,977	53,829
Investment and mortgage-backed securities:
Held-to-maturity	98,825	108,956
Available-for-sale	76,011	75,370
Loans receivable, net	239,297	240,511
Deposits	439,502	436,014
FHLB advances	560	570
Stockholders’ equity	58,000	57,452
Full service offices	7	7

	Three Months Ended December 31,
	2011	2010
	(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data (Unaudited):
Total interest income	$4,983	$5,653
Total interest expense	1,514	2,022
Net interest income	3,469	3,631
Provision for loan losses	150	580
Net interest income after provision for loan losses	3,319	3,051
Total non-interest income	173	79
Total non-interest expense	2,867	2,808
Income before income taxes	625	322
Income taxes	221	416
Net income (loss)	404	(94)
Basic earnings (loss) per share	0.04	(0.01)
Diluted earnings (loss) per share	0.04	(0.01)

Selected Operating Ratios (1):
Average yield earned on interest- earning assets	4.16%	4.47%
Average rate paid on interest-bearing liabilities	1.39%	1.75%
Average interest rate spread (2)	2.77%	2.72%
Net interest margin (2)	2.90%	2.87%
Average interest-earning assets to average interest-bearing liabilities	110.24%	109.56%
Net interest income after provision for loan losses to non-interest expense	115.77%	106.57%
Total non-interest expense to average assets	2.29%	2.17%
Efficiency ratio (3)	78.72%	76.04%
Return on average assets	0.32%	(0.07)%
Return on average equity	2.80%	(0.67)%
Average equity to average assets	11.55%	10.70%

1

	At or For the Three Months Ended December 31,
	2011	2010
Asset Quality Ratios (4)
Non-performing loans as a percent of loans receivable, net (5)	5.77%	2.94%
Non-performing assets as a percent of total assets (5)	3.18%	1.81%
Allowance for loan losses as a percent of total loans	1.40%	1.43%
Allowance for loan losses as a percent of non-performing loans	24.73%	50.21%
Net charge-offs to average loans receivable	0.17%	0.00%

Capital Ratio (4)
Tier 1 leverage ratio
Company	11.16%	10.41%
Bank	10.35%	9.48%
Tier 1 risk-based capital ratio
Company	26.33%	23.15%
Bank	24.42%	21.09%
Total risk-based capital ratio
Company	27.59%	24.41%
Bank	25.67%	22.35%

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(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(2)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income (charges).
(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5)  Non-performing assets generally consist of all loans in non-accrual status, loans which are 90 days or more past due and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure.  It is the Company’s policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.

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